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                                                                  EXHIBIT 10.168


           HOTEL MAISON PIERRE LAFITTE, LTD. OWNERS ASSOCIATION, INC.
                              MANAGEMENT AGREEMENT

         THIS AGREEMENT ("Agreement"), is entered into as of the ____ day of May, 1999 by and between HOTEL MAISON PIERRE LAFITTE LTD. OWNERS ASSOCIATION, INC., a Louisiana nonprofit corporation (the "Association") and PREFERRED EQUITIES CORPORATION, a Nevada corporation ("Manager"). For valuable consideration, the parties hereto agree as follows.

                                    RECITALS

         A. The Hotel Maison Pierre Lafitte, Ltd. - A Condominium (the "Property") has been created pursuant to that certain Condominium Declaration And Timeshare Program for Hotel Maison Pierre Lafitte Hotel (the "Declaration"), recorded on June 20, 1996 in Book NA 96-29442, Instrument Number 124103 in the real property records of Orleans Parish, Louisiana.

         B. Pursuant to the provisions of the Declaration, the Association is responsible for maintenance, control, operation, management and general care of the Property. The Association is authorized to retain a professional management organization and to delegate to such organization certain of the Association's powers and responsibilities.

         C. The Board of the Association ("Board") desires to engage Manager to manage and operate the Property, and Manager desires to accept such engagement, all on the terms and conditions set forth below.

                              TERMS AND CONDITIONS

          1. ENGAGEMENT. Association hereby engages Manager subject to Manager's right to terminate during the Transition Period (as hereinafter defined), commencing on the date of this Agreement as the exclusive managing agent of the Property contemplated by the Declaration to manage the Property and Association under the name "Ramada Vacation Suites" (the cost of all signage including installation, using the name Ramada Vacation Suites, shall be paid for by the Association), and Manager hereby accepts said appointment and undertakes to perform all of the services and responsibilities set forth herein in such capacity and to comply with all the provisions of this Agreement.

          2. DEFINITIONS. In addition to other definitions provided for herein, the terms used herein shall have the same meaning as the meanings attributed thereto in the Declaration. As used herein, the term "Transition Period" shall mean the ninety (90) days following the date of this Agreement (or such other time as may be necessary for Manager to obtain any and all federal, state and/or local licenses or permits required of the Manager to perform the obligations stated herein). In the event Manager determines for any or no reason that it cannot fulfill its duties as Manager as stated herein, Manager shall have the right to terminate the Agreement, at its sole option, by delivering a written notice of termination to Association on or before the end of the Transition Period.

         3.       TERM.

                  3.1 INITIAL TERM. Unless terminated earlier pursuant to ss.
3.2 below, the term of this Agreement shall expire at the end of three (3) years from the date of this Agreement or upon the resignation of the Manager, whichever occurs first.

                  3.2 TERMINATION. This Agreement may be terminated by the Board at any time during the term as a result of a breach or default by Manager; provided that Manager shall not be in breach or default under this Agreement unless Manager has been given written notice of said breach or


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default by the Board and has not cured said breach or default within sixty (60)
days of said notice. In the event that Manager shall dispute a termination by the Association pursuant to the provisions of this ss. 3.2, the dispute shall be addressed pursuant to Section 14. of this Agreement. In the event Manager loses or terminates its right to use the Ramada Vacation Suites name, the Board may terminate this Agreement upon giving Manager ninety (90) days written notice of its intent to terminate.

                  3.3 RESIGNATION. Manager may resign only upon condition that Manager shall have given at least ninety (90) days, or such lesser time as may be agreed by the Association, prior written notice to the Association. On or before the effective date of Manager's resignation, Manager shall turn over all books and records relating to the management and operation of the Property to the Association or successor managing agent.

                  3.4 RENOVATIONS. Notwithstanding the foregoing, in the event renovations ("the Renovations") to the Property as agreed by and among Manager and the Association are not completed, at Association's sole cost and expense, to the reasonable satisfaction of Manager, on or before six (6) months from the date of this Agreement, Manager may resign upon the giving of thirty (30) days written notice. A schedule, defining the Renovations and signed by both parties, shall be attached hereto as an Addendum, prior to the termination of the Transition Period.

          4.      DUTIES AND OBLIGATIONS OF MANAGER.

                  4.1 GENERAL. Manager shall at all times, in a manner consistent with the provisions of the Declaration and the Bylaws of Hotel Maison Pierre Lafitte, Ltd. Owners' Association, Inc. ("Bylaws") and subject to the terms and conditions set forth herein, provide or cause to be provided all services and personnel required to administer the affairs of the Association. Manager, to the extent necessary to perform its duties and obligations hereunder, shall have all the powers that the Association has pursuant to the Declaration and Bylaws. Subject to the provisions of ss. 4.5 below, Manager may delegate its authority and responsibilities to one or more subagents for such periods and upon such terms as Manager deems appropriate.

                  4.2 ADMINISTRATIVE SERVICES. Manager shall, in addition to the duties in ss. 4.1, provide the following services of an administrative nature.

                           (A) ASSOCIATION MEETINGS. Manager shall organize the
meetings of the Board and of the Association, including the preparation and delivery of notices of meetings, in accordance with the provisions of the Bylaws. Manager shall prepare the agenda for all meetings, assist in the conduct of the meetings and oversee the election of directors. Manager shall circulate minutes of any such meeting as prepared by the secretary of the Association; or, as prepared by a person designated as secretary for a particular meeting(s) by Manager. All meetings, except the Association's annual meeting, may be conducted by telephone.

                           (B) ASSOCIATION RECORDS. Manager shall keep all
records of the affairs of the Association, including but not limited to, minutes of meetings, correspondence, Bylaws, Rules and Regulations, the Declaration and any modification of any of the foregoing, from the date of expiration of the Transition Period throughout the term of this Agreement.

                           (C) RULES AND REGULATIONS. Manager shall, from time
to time as necessary, recommend to the Association that it amend, modify or supplement the Rules and Regulations.

                           (D) ROSTER OF OWNERS. Manager shall annually compile
a complete and accurate roster of owners of Units ("Owners") setting forth the name of each Owner. Manager shall also maintain a record of the mailing address of each Owner as provided in the Bylaws.


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                           (E) EXCHANGE SERVICES. The Manager shall have no
authority with respect to the administration of any external exchange programs operated by independent corporations, other than to communicate with representatives of such exchange programs regarding the reservations processed at the Property by or for such exchange programs.

                  4.3 FISCAL SERVICES. Manager shall, in addition to the duties in ss. 4.1, subject to the supervision of the Association, provide the following services of a fiscal nature:

                           (A) BUDGETS. Manager shall, prior to the beginning of
each calendar year, prepare and submit to the Board for approval, a budget meeting the requirements of the Declaration. Each budget approved by the Board is called the "Budget." Manager shall distribute or cause to be distributed a copy of the approved Budget to all Owners.

                           (B) SPECIAL ASSESSMENTS. Manager shall determine
whether or not a Special Assessment may be required from time to time and shall submit a recommendation to the Board that a Special Assessment be levied.

                           (C) COLLECTION OF ASSESSMENTS. Manager shall collect
the Assessments on behalf of the Association and enforce payment of Assessments as follows:

                                    (i) Manager shall cause to be prepared and
mailed to all Owners periodic statements setting forth the amount of all Assessments then due from each Owner;

                                    (ii) Manager shall cause to be prepared and
mailed to any delinquent Owner a notice of delinquency and shall use its best efforts lawfully to collect delinquent Assessments as provided in the Declaration. The Board on behalf of the Association hereby assigns to Manager, subject to Manager agreeing to accept such assignment at its sole option and paying any amount in default at the sole option of Manager, any lien placed by the Association against an Owner's interest for non-payment of dues or fees owed by the Association. The Manager shall have the right, but not the duty, to pay said lien out of its own funds and to foreclose the lien or accept a deed in lieu thereof and thereby acquire ownership of said defaulting owner(s) interest in the Unit.

                           (D) BANK ACCOUNTS. Manager shall establish and
maintain the bank accounts provided for in the Declaration or Bylaws and shall deposit funds collected from Owners and all other amounts collected by Manager in connection with the performance of its duties hereunder in the accounts designated for such purpose as set forth in the Declaration or Bylaws. The Board shall authorize one or more of Manager's officers to have full signatory authority on said bank accounts. In addition, the Manager shall keep accurate books and records reflecting the amount of such accounts.

                           (E) DISBURSEMENTS. Manager shall disburse from the
bank accounts of the Association any and all amounts required for the payment of all Association expenses incurred consistent with the applicable Budget and as otherwise permitted by the Declaration or Bylaws.

                           (F) FINANCIAL STATEMENTS. Manager shall, after the
end of each calendar year, prepare and distribute the Annual Report to each Owner in accordance with the Declaration or Bylaws. Manager shall provide quarterly reports to the Board.

                           (G) BOOKS AND RECORDS. Manager shall keep and
maintain or cause to be kept and maintained full and adequate books and records reflecting the results of operation of the Property in accordance with the accounting principles utilized by the Association in the preparation of its federal income tax returns. The books of account and other records relating to the operation of the


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Property shall be available to the Association and the Members at all reasonable times for examination and inspection as and to the extent provided in the Bylaws.

                           (H) INTERNAL EXCHANGE. Manager shall enter the
Property into Manager's Internal Exchange network. Each Owner exchanged into one of Manager's resort properties that constitute the Internal Exchange shall be subject to all Internal Exchange rules, regulations and fees as set forth in Manager's Timeshare Exchange Disclosure.

                  4.4 PHYSICAL SERVICES. Manager shall, in addition to the duties in ss. 4.1, provide the following services of a physical nature:

                           (A) INSPECTIONS. Manager shall make regular
inspections of the Property and render reports and make recommendations concerning the Property to the Board.

                           (B) ASSOCIATION INSURANCE. Manager shall use its best
efforts to procure and keep in force all insurance and/or bonds required. In the event said insurance and/or bonds are not ascertainable, Manager shall notify the Board at once. Manager shall administer all such insurance and claims under such insurance policies. Such insurance shall include, but shall not be limited to:

                                    (i) A policy of insurance showing the
Association as the named insured, and Manager as an additional insured, evidencing that the Association is insured under the laws of the State of Louisiana in accordance with the provisions of the applicable statutes;

                                    (ii) A policy or policies of insurance
showing the Association as the named insured, evidencing that the Association is insured against loss from embezzlement, misappropriation and misapplication of funds by the Association's employees retained by Manager, in an amount satisfactory to the Louisiana Division of Real Estate and to the equivalent agency of any other state in which Hotel Maison Pierre Lafitte, Ltd., a Louisiana corporation (the "Developer") registers the Property for sale. Manager shall use its best efforts to insure that all such policies provide that the same shall not be canceled except upon thirty (30) days prior written notice to the Association.

                           (C) REPAIR AND MAINTENANCE OF PROPERTY AND
FURNISHINGS. Manager shall cause the Property and the Common Furnishings to be repaired and maintained, in accordance with the provisions of the Declaration.

                           (D) CHECK IN AND CHECK OUT. Manager shall cause
on-site personnel to be available at all required times in order to check Owners and/or their Occupants in or out. Manager shall engage George Friedman to manage the Property as Property Manager and operate the front desk and other aspects of the Property as designated by the Property Manager either directly or by delegation to other employees of Manager or the Association.

                           (E) RESERVATIONS. Manager shall establish and operate
a reservation system. The reservation system shall include the books and records required to reflect reservations made, Units actually used and such other information as shall be necessary to efficiently coordinate Property operations.

                  4.5 LIMITATION ON POWERS OF MANAGER. Notwithstanding the powers of the Manager as set forth in ss.ss. 4.1-4.4 above, Manager shall nOT:

                           (A) Enter into a contract with a third person or
entity whereby such person or entity will furnish goods or services to the Property for a term longer than one (1) year unless authorized by a majority of non-Developer Owners except:



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                                    (i) A contract with a public utility company
if the rates charged for the materials or services are regulated by the State of Louisiana or an agency thereof; provided, however, that the term of the contract shall not exceed the shortest term for which the supplier will contract at the regulated rate.

                                    (ii)    Prepaid or partially prepaid
casualty or liability insurance policies not to exceed three (3) years duration provided that the policy permits short-rate cancellation by the insured.

                                    (iii)   One or more agreements providing for
the implementation of exchange programs at the Property; or

                           (B) Enter into a contract or lease for a period not
exceeding five (5) years without the Board's written consent, except:

                                    (i)     Leases of furnishings;

                                    (ii)    Leases of the exclusive easement
areas or portion thereof;

                                    (iii)   Leases for laundry room fixtures,
equipment and service;

                                    (iv)    Agreements for cable television
service or satellite dish equipment and service; and

                                    (v)     Agreements for burglar alarm
equipment and service.

Subject to the Board's written consent, Manager may engage a contractor or lessor in which the Developer or the Manager has a direct or indirect interest of 10% or more.

                           (C) Enter into any contract in the name of the
Association for goods or services not contemplated by the Budget or for amounts in excess of those specified in the Budget, unless the Board shall consent thereto in writing. This amount approved by the Board cannot be an amount which would require approval of such assessment by the Majority of Owners.

                  4.6 LIMITED LIABILITY. Manager shall not be responsible for the acts, omissions to act or conduct of any of the Owners, other Property occupants and/or exchange users, or for the breach of any of the obligations of any of the Owners, occupants and/or exchange users. The Association agrees to indemnify and hold harmless Manager for all acts of Manager in its performance of the duties hereunder other than from liability arising as a result of Manager's gross negligence or unlawful misconduct.

          5.      COMPENSATION OF MANAGER.

                  5.1 MONTHLY COMPENSATION. For Manager's full and faithful performance of the duties and obligations provided for herein, Manager shall, during the term hereof, be entitled to a monthly compensation (the "Management Fee") in an amount equal to one-twelfth of fifteen percent (15%) of the total Budget plus three percent (3%) of all Net Processed Volume on sales of Property Units derived from any sales source whatsoever. Net Processed Volume means the sum of sales prices on processed agreements for sales of Units, calculated monthly by Developer and delivered to Manager on or before the tenth (10th) day of the following month, along with any funds owed Manager. Manager may audit any said report(s) at any time. In the event of termination or resignation of this Agreement, during or after the Transition Period, pursuant to the provisions stated herein, unless agreed to by



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Manager, the Property and Association will immediately discontinue use of the
Ramada Vacation Suites name. All Manager compensation stated herein is exclusive of any other Manager compensation.

                  5.2 ADVANCES AND REIMBURSEMENTS. In addition to the Management Fee, Manager shall be paid or reimbursed from the bank accounts of the Association an amount equal to all out-of-pocket expenses incurred by Manager in connection with this Agreement and/or the performance of the duties or obligations provided for herein. Manager shall not be required to perform any act or duty hereunder involving an expenditure of money unless there shall be sufficient funds therefor in the bank accounts of the Association. If at any time the funds in the bank accounts of the Association are not sufficient to pay the obligations, expenses and all charges incident to this Agreement, Association shall make available such funds. Manager, although not obligated to do so, may advance such sums as it deems necessary, and in such event, Manager shall be entitled to reimburse itself from Association funds for the amount of such advances, together with interest at the rate of fifteen percent (15%) per annum, or such lesser rate as allowed under the usury laws of Louisiana, commencing from the date of the advance by Manager.

                  5.3 PAYMENT OF MANAGEMENT FEE. Manager is hereby authorized to pay itself the Management Fee of fifteen percent (15%) of the total Budget out of the Association bank account(s), or other available Association funds. The three percent (3%) of Net Processed Volume will be paid to Manager on a monthly basis by Developer. Any shortfall of any funds owed Manager shall be paid by Developer upon demand.

                  5.4 DISCOUNTS. All discounts, rebates or commissions or like items shall inure to the benefit of the Association. Rentals of timeshare weeks owned by Manager may be rented for the benefit of the Manager.

                  5.5 EMPLOYEES. Each employee, independent contractor or other person performing services for the Association in connection with this Agreement (the "Association Employee") shall, even though retained by Manager, be the employee, agent or independent contractor of the Association and not of Manager. The salary and other related expenses (including, without limitation, payroll taxes and the cost of employee benefits) or other compensations for any Association employee shall be an expense of the Association even though paid by Manager, and Manager shall be entitled to reimbursement from funds of the Association on a monthly basis for such expenditures, which reimbursement shall be in addition to and separate from the amount paid to Manager pursuant to 5.1 above. Any such sums advanced by Manager and not repaid within thirty (30) days of such advances, shall earn interest at fifteen percent (15%) per annum, or such lesser rate as allowed by the laws of the State of Louisiana, from the date of any such advance.

                  5.6 SINGLE CONTRACTS. Manager may enter into single contracts for operation and maintenance services covering the Property and other projects managed by the Manager.

          6. NOTICES. Any notice, request, demand, instruction or other document to be given hereunder to any party shall be in writing and shall either be delivered in the manner and to the person at the appropriate address set forth below:

                  If to Association:   Attention: George M. Friedman, President
                                       108 University Place
                                       New Orleans, Louisiana 70112
                                       Facsimile: (504) 527-5802




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                  With a copy to:      Hotel Maison Pierre Lafitte, Ltd.
                                       Attention: George M. Friedman, President
                                       613 Esplanade Avenue
                                       New Orleans, Louisiana 70116
                                       Facsimile: (504) 527-5802

                                       and to Victor A. McElroy at the
                                       address shown below

                  If to Manager:       Preferred Equities Corporation
                                       Attention: Victor A. McElroy,
                                       Director: Resort Operations
                                       1500 East Tropicana Avenue
                                       Las Vegas, Nevada 89119
                                       Facsimile:  (702) 736-2006

                  With a copy to:      Preferred Equities Corporation
                                       Attention:  Kristen L. Demman,
                                       Asst. General Counsel
                                       4310 Paradise Road
                                       Las Vegas, Nevada  89109
                                       Facsimile:  (702) 369-3194

Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given 48 hours after the deposit of same in any United States mail post office box in the state to which the notice is addressed or 72 hours after deposit in any such post office box other than in the state to which the notice is addressed. Any notices sent shall be delivered by hand, sent by recognized overnight courier (such as Federal Express), sent by facsimile transmission, or mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed as set forth above. The addresses and addressees for the purpose of this paragraph may be changed by giving notice of such change in the manner herein provided for giving notice. Unless and until such notice is received, the last address and addressee stated by notice, or as provided herein if no notice or change has been sent or received, shall be deemed to continue in effect for all purposes hereunder.

          7. WAIVER. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of such provision or of any other provisions hereof.

          8. MERGER. All understandings and agreements heretofore had between the parties respecting the employment contemplated by this Agreement are merged in this Agreement, which fully and completely expresses the agreement of the parties. There are no agreements except as specifically set forth in this Agreement or to be set forth in the instruments or other documents delivered or to be delivered hereunder.

          9. AMENDMENTS. No change in or addition to, or waiver or termination of, this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of each of the parties hereto.

         10. PARAGRAPH HEADINGS. The paragraph headings herein contained are for the purposes of identification only and shall not be considered in construing this Agreement.

         11. SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and each of their respective successors and assigns. In no event shall the obligations or duties of Manager be assigned, except as provided in ss. 4.1, without the prior written consent of the Association.



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         12. SEVERABILITY - Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality shall not affect the validity of the remainder of the within Agreement.

         13. GOVERNING LAW - This Agreement shall be governed and interpreted by the laws of the State of Nevada.

         14. DISPUTE RESOLUTION/ARBITRATION - In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement or the breach thereof ("Disputed Matter"), the parties to this Agreement hereby waive their right to litigation proceedings in a court of law and agree that any such Disputed Matter shall be settled first by mediation and, if unsuccessful, by binding arbitration, the fee for which shall be advanced by the party requesting mediation or arbitration. The cost of the proceeding shall ultimately be borne as determined by the mediator or arbitrator The site of any such mediation or arbitration proceeding shall be Clark County, Nevada. In the event any Disputed Matter cannot be resolved by mediation or binding arbitration, or in the event the parties' waiver of litigation proceedings is considered invalid for any reason, venue for any litigation proceeding shall be Clark County, Nevada.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

HOTEL MAISON PIERRE LAFITTE, LTD.
OWNERS ASSOCIATION



By:
         -----------------------------
         GEORGE M. FRIEDMAN
         President


PREFERRED EQUITIES CORPORATION,
a Nevada corporation



By:
         -----------------------------
         GREGG A. MC MURTRIE
         Executive Vice President

         In consideration of this Agreement, George M. Friedman hereby personally guarantees the performance of all Association duties and the payment of any and all fees owed by the Association and Developer to Manager under this Agreement or as may be otherwise agreed to between Manager and Developer or Association.




By:
         ---------------------------------
         GEORGE M. FRIEDMAN, Individually



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